EXHIBIT 99.1

Akorn Receives Product Approval

LAKE FOREST, Ill., Oct. 29, 2018 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq: AKRX), a leading specialty generic pharmaceutical company, announced that, on October 26, 2018, it received a new Abbreviated New Drug Application (ANDA) approval from the U.S. Food and Drug Administration for Clobetasol Propionate Lotion, 0.05%.

This ANDA was filed in December 2017 and therefore was a first cycle approval. The product is manufactured at Akorn’s Amityville, New York manufacturing facility.

According to IQVIA, sales of Clobetasol Propionate Lotion, 0.05% were approximately $10.7 million for the twelve months ended August 2018.

Clobetasol Propionate Lotion, 0.05% is a super-high potent topical corticosteroid formulation indicated for the relief of the inflammatory and pruritic manifestations of corticosteroid-responsive dermatoses only in patients 18 years of age or older.

About Akorn
Akorn, Inc. is a specialty generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India that manufacture ophthalmic, injectable and specialty sterile and non-sterile pharmaceuticals. Additional information is available on Akorn’s website at www.akorn.com.

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